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10.1. BANK LENDING AGREEMENT, AMENDED AND RESTATED JUNE 29, 1998

SECOND AMENDED AND RESTATED REVOLVING CREDIT/TERM LOAN AGREEMENT

This SECOND AMENDED AND RESTATED REVOLVING CREDIT/TERM LOAN AGREEMENT is made and entered into to be effective this 29th day of June, 1998, by and between STAR BANK, N.A., a national banking corporation, with an address at 175 South Third Street, 4th Floor, Columbus, Ohio 43215 (hereafter referred to as the "Bank"), and PH GROUP, INC., an Ohio corporation formerly known as Resource General Corporation and successor by merger to PH Hydraulics and Automation, Inc., whose address is 2365 Scioto Harper Drive, Columbus, Ohio 43204 (hereafter referred to as the "Company").

RECITALS

I. The Company and the Bank entered into an "Amended and Restated Revolving Credit/Term Loan Agreement" dated April 28, 1997. This agreement amended and restated a letter agreement dated November 6, 1995, referred to therein as the Revolving Credit/Term Loan Agreement, as it was amended by letter agreements dated March 25, 1996, December 2, 1996 and March 3, 1997 (hereafter referred to as the "Credit Agreement");

II. The Credit Agreement provided for a revolving line of credit in the amount of, $2,500,000.00 (hereafter referred to as the "Line of Credit"), a term loan in the amount of $500,000.00 (hereafter referred to as the "First Term Loan") and a term loan in the amount of $600,000.00 (hereafter referred to as the "Second Term Loan"); and each secured by Security Agreements executed by the Company and/or PH Hydraulics and Automation, Inc. dated November 6, 1995 and April 28, 1997 (hereafter collectively referred to as the "Security Agreements") granting a security interest in the collateral provided therein and such other collateral as may have been required by the Bank; including, a first priority security in the assets acquired in the St. Lawrence Press acquisition, a first mortgage lien on approximately 505 acres of real property owned by the Company in Perry County, Ohio, the unlimited guaranty of Phoenix Management, Ltd., an Ohio limited liability company and the $600,000.00 limited guaranty of Charles
T. Sherman, an individual Ohio resident (hereafter collectively referred to as the "Guarantors") each provided to the Bank by executed Agreements dated April 28, 1997.

III. The Company has requested that the Line of Credit now be increased to $3,500,000.00 and asked for the existing First Term Loan and Second Term Loan, along with approximately $500,000.00 of the Line of Credit outstanding balance be consolidated into one $1,200,000.00 consolidated term loan (hereafter referred to as the "Consolidation Term Loan".)

IV. To induce the Bank to grant the extensions of credit, and in addition to all existing collateral for all indebtedness owing to the Bank, the Company has agreed to provide to the Bank the revision of various covenants in the Credit Agreement and agrees to permit the Bank to perform a one-time Asset Based Lending Audit.

V. The parties agree that all indebtedness of the Company to the Bank shall be cross-collateralized and cross-defaulted.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and the Bank agree to amend and restate the Credit Agreement as follows:

CONSOLIDATION TERM LOAN

Subject to there being no event of default (or circumstances which would, with the passage of time or the giving of notice, become an event of default), the Bank agrees to lend the Company $1,200,000.00 from the date of this Agreement through June 30, 2005 (hereafter referred to as the "Consolidation Term Loan Maturity Date"). The Consolidation Term Loan is evidenced by a promissory note in the form attached hereto as Exhibit A (hereafter referred to as the "Consolidation Term Loan Note"). The Consolidation Term Loan Note shall bear interest and be paid as provided therein. Upon the injection of equity into the Company, the term loan shall require a minimum repayment of a $500,000. This may be from a combination of equity proceeds
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and/or the sale of real property in Perry County, Ohio.

LINE OF CREDIT

Subject to there being no event of default (or circumstance which would, with the passage of time or the giving of notice, become an event of default) the Bank agrees to make a revolving credit loan to the Company (as described below) from the date of this Agreement through the earlier of: a) a demand for payment in accordance with the terms of a revolving promissory note in the form attached hereto as Exhibit B (hereafter referred to as the "Line of Credit Note"); or b) June 30, 2000 (hereafter referred to as the "Line of Credit Maturity Date").

Under the Line of Credit Note, the Company may borrow, repay, and reborrow up to the "Maximum Amount" which shall be the lesser of: a) the sum of 80% of accounts receivable acceptable to the Bank which are outstanding less than 90 days from the date of invoice, plus 50% of raw materials, plus 35% of work-in-process (up to a maximum work-in-process advance of $250,000.00), plus $500,000.00 for fixed assets availability, less a reserve amount of the outstanding balance of the Consolidation Term Loan, the reserve amount will be reduced by the monthly principal payments as further described in the Consolidation Term Loan section above (the sum of which shall be called the "Borrowing Base"); or b) $3,500,000.00. Should the total amount outstanding under the Line of Credit Note at any time exceed the Maximum Amount, the Company shall, upon notification, reduce the amount outstanding to an amount that is less than or equal to the Maximum Amount. The Line of Credit shall bear interest and be paid as provided in the Line of Credit Note.

If at any time, equity is injected into the Company, and the Leverage Ratio, as hereafter defined, is not greater than 2.0:1, the interest rate on the Line of Credit Note will be reduced to the Prime Commercial Rate of the Bank. The interest rate reduction will only occur if all financial covenants as described in this Agreement are being met and maintained. Furthermore, the Borrower shall have the added interest rate option of LIBOR, London Inter Bank Offered Rate, plus 275 basis points per annum. As Tangible Net Worth and Cash Flow Coverage ratios continues to improve the applicable margin per the covenant matrix as set forth in Schedule B shall determine LIBOR interest rate benefits. Additionally, at such time a minimum of $3,000,000.00 equity is injected into the Company, the limited Personal Guaranty of Charles T. Sherman shall be released by the Bank.

Line of Credit Loan Interest Options

(a) Interest Rate Options: Borrower shall pay Bank interest on tile unpaid balance of tile Revolving Loan on the earlier of a monthly basis or, if applicable, the maturity date of a contract for a LIBOR Rate Advance (as hereafter defined). Interest on the Revolving Loan shall be payable pursuant to Borrower's option as set forth below:

(i) Prime Interest Rate: Unless Borrower elects the LIBOR Interest Rate, Borrower agrees to pay to Bank monthly interest on the unpaid balance of the Revolving Loan at a variable rate of interest (the "Prime Interest Rate") equal to the Prime Commercial Rate of Bank from time to time in effect plus .50% (9.00%) reducing to Prime (8.50%) as shareholder equity increases by at least $3,000,000 and Leverage Ratio, hereafter defined, is 2:1 or less. Each change in the Prime Commercial Rate automatically and immediately changing the interest rate on tile Revolving Loan without notice to Borrower. "Prime Commercial Rate" as used herein shall mean the rate published by Bank front time to time as its Prime Commercial Rate based on its consideration of economic money market, business and competitive factors, and it is not necessarily Bank's most favored rate. Interest shall be calculated on a three hundred sixty (360) day year basis and shall be based on the actual number of days which elapse during the interest calculation period. The Prime Interest Rate shall be applicable at all times prior to the Termination Date to all of the unpaid principal balance of the Revolving Loan that is not subject to the alternative interest rate option elected in the manner hereinafter provided. "Prime Interest Rate Advance" shall mean any amount borrowed as part of the Revolving Loan that bears interest at the Prime interest Rate.

(ii) LIBOR Interest Rate: Borrower may from time to time prior to the Termination Date elect to have interest accrue on all or part of the outstanding principal balance of the Revolving Loan at a rate of interest equal to 275 basis points plus the LIBOR Rate, or plus the then applicable margin based on the covenant matrix set forth in Schedule B.
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In the event Borrower for any reason causes a LIBOR contract to be broken,
Borrower shall pay any resulting penalty incurred by Bank thereof. "Libor Rate" shall mean, with respect to any LIBOR Rate Advance and the related Interest Period (as hereinafter defined), the per annum rate that is equal to the quotient of:

(x) the actual or estimated arithmetic mean of the per annum rates of interest at which deposits in U.S. dollars for the related Interest Period and in an aggregate amount comparable to the amount of such LIBOR Rate Advance are being offered to U.S. banks by one or more prime banks in the London interbank market, as determined by Bank in its discretion based upon reference to information appearing on the display designated as page "LIBOR" on the Reuters monitor money Rate Service (or such other page as may replace the LIBOR page on that service for the purpose of displaying London interbank offered rates of major banks) or any comparable index selected by Bank, the obtaining of rate quotation, or any other reasonable procedure, at approximately 11:00 a.m. London, England, time, on the second LIBOR business day prior to the first day of the related Interest Period; all as determined by Bank, such sum to be rounded up, if necessary, to the nearest whole multiple of one-sixteenth (1/16) of one percent (1%); divided by

(y) a percentage equal to one hundred percent (100%) minus the rate (expressed as a percentage), if any, at which reserve requirements are imposed on Bank, on the second LIBOR business days prior to the first day of the related Interest Period, with respect to all "Eurocurrency? liabilities" under Regulation D of the Board of Governors of the Federal Reserve S3~stcni or any other regulations of any governmental authority having jurisdiction with respect thereto (including, without limitation, any marginal, emergency, supplemental, special or other reserves) for a term comparable to such Interest Period. This provision is for the benefit of Bank and is not intended to increase the expected yield to Bank above the rates of interest provided for in this Loan Agreement.

"LIBOR Rate Advance" shall mean any amount borrowed as part of the Revolving Loan that bears interest at a rate calculated with reference to the LIBOR Rate. All LIBOR Rate Advances shall be for a principal amount not less than Five Hundred Thousand Dollars ($500,000.00) and in increments of One Hundred Thousand Dollars ($100,000.00) for all greater amounts. "LIBOR business day" shall mean, with respect to any LIBOR Rate Advance, a day which is both a day on which Bank is open for business and a day on which dealings in U.S. dollar deposits are carried out in the London interbank market.

(b) Notice of Election. Borrower may initially elect to request an Advance of any type, continue an Advance of one type as an Advance of the then existing type or convert an Advance of one type to an Advance of another type, by giving notice thereof to Bank in writing in the form prescribed by Bank not later than 10:00 a.m. New York time, three (3) LIBOR business days prior to the date any such initial request, continuation of or conversion to a LIBOR Rate Advance is to be effective, provided, that an outstanding Advance may only be converted on the last day of the then current Interest Period (if applicable) with respect to such Advance, and provided, further, that upon the continuation or conversion of an Advance such notice shall also specify the Interest Period (if applicable) to be applicable thereto upon such continuation or conversion. If Borrower shall fail to timely deliver such a notice with respect to any outstanding Advance, Borrower shall be deemed to have elected to convert such Advance to a Prime Interest Rate Advance on the last day of the then current Interest Period with respect to such Advance.

(c) Interest Calculation and Interest Payment Date. "Interest Period" shall mean:

(1) With respect to any LIBOR Rate Advance under the Revolving Loan, an initial period commencing, as the case may be, on the day such an Advance shall be made by Bank, or on the day of conversion of any then outstanding Advance to an Advance of such type, and ending thirty (30), sixty (60) or ninety (90) days thereafter, all as Borrower may elect pursuant to this Loan Agreement, provided, that (a) any Interest Period with respect to a LIBOR Rate Advance that shall commence on the last LIBOR business day of the calendar month (or on the immediately preceding day if such day is a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last LIBOR business day of the appropriate subsequent calendar month; and (b) each Interest Period with respect to a LIBOR Rate Advance that would otherwise end on a day which is not a LIBOR business day shall end on the next succeeding LIBOR business day or, if such next succeeding LIBOR business day falls in the next succeeding calendar month, on the next preceding LIBOR business day.
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(2) With respect to a Prime Interest Rate Advance for the Revolving Loan, the
initial period commencing, as the case may be, on the day such an Advance shall be made by Bank, or on the day of conversion of any then outstanding Advance to an Advance of such type, and ending on the day of conversion to an Advance of a different type.

Notwithstanding the provisions of (1) and (2) above, no Interest Period shall be permitted which would end after the Termination Date.

Interest for LIBOR Rate Advances shall be calculated on a three hundred sixty
(360) day year basis and shall be based on the actual number of days which elapse during the interest calculation period. Interest shall be due and payable on each Interest Payment Date. "Interest Payment Date" shall mean (a) the last day of each Interest Period in the case of a LIBOR Rate Advance; and (b) in the case of a Prime Interest Rate Advance under the Revolving Loan, the first business day of each month and on the date of conversion from a Prime Interest Rate Advance to a LIBOR Rate Advance, said Interest Payment Date also serving from time to time as the date of conversion from a Prime Interest Rate Advance to a LIBOR Rate Advance as Borrower may so elect pursuant to the terms and conditions this Loan Agreement.

(d) Additional Costs. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any request or directive of any such authority (whether or not having the force of law, shall (i) affect the basis of taxation of payments to Bank of any amounts payable by Borrower for LIBOR Rate Advances under this Loan Agreement (other than taxes imposed on the overall net income of Bank by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which Bank has its principal office), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or (iii) shall impose any other condition, requirement or charge with respect to this Loan Agreement or the Revolving Loan (including, without limitation, any capital adequacy requirement, any requirement which affects the manner in which Bank allocates capital resources to its commitments or any similar requirement), and the result of any of the foregoing is to increase the cost to Bank of making or maintaining the Revolving Loan or any Advance thereunder, to reduce the amount of any sum receivable by Bank thereon, or to reduce the rate of return on Bank's capital, then Borrower shall pay to Bank, from time to time, upon request of Bank, additional amounts sufficient to compensate Bank for such increased cost, reduced sum receivable or reduced rate of return to the extent Bank is not compensated therefor in the computation of the interest rates applicable to the Revolving Loan. A detailed statement as to the amount of such increased cost, reduced sum receivable or reduced rate of return, prepared in good faith and submitted by Bank to Borrower, shall be considered binding for all purposes relative to Bank, subject to manifest error in computation. Bank shall promptly notify Borrower of any event occurring after the date of this Loan Agreement that entitles Bank to additional compensation pursuant to this Paragraph.

(e) Limitations on Requests and Elections. Notwithstanding any other provision of this Loan Agreement to the contrary, if, upon receiving a request for an Advance or a request for a continuation of an Advance as an Advance of the then existing type or conversion of an Advance to an Advance of another type (i) in the case of any LIBOR Rate Advance, deposits in dollars for periods comparable to the Interest Period elected by Borrower are not available to Bank in the London interbank or secondary market, or (ii) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any, governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any request or directive of such authority (whether or not having the force of 1,?\\-), including without limitation exchange controls, it is unlawful or impossible for Bank (x) to make the relevant LIBOR Rate Advance or 0-) to continue such Advance as a LIBOR Rate Advance or (z) to convert an Advance to a LIBOR Rate Advance, then Borrower shall not be entitled, so long as such circumstances continue, to request a LIBOR Rate Advance or a continuation of or conversion to such Advances from Bank. In the event that such circumstances no longer exist, Bank shall again consider requests for LIBOR Rate Advances of the affected type and requests for continuations of and conversions to such Advances of the affected type.

(f) Illegality and Impossibility. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for Bank to maintain any Advance under this Loan Agreement, Borrower shall as soon as possible following receipt of notice thereof from Bank, repay in full the then outstanding principal amount of all Advances made by Bank together with all accrued interest thereon to the date of payment and all amounts due to Bank under Paragraphs (d) and/or (g) of this Section 1.3, (i) on the last day of the then current Interest Period, if any, applicable to such Advance, if Bank may lawfully continue to maintain such Advance to such day, or
(ii) immediately if Bank may not continue to maintain such Advance to such day. This provision is for the benefit of Bank and is not intended to increase the yield to Bank above the rates of interest provided for in this Loan Agreement. This section shall apply only as long as such illegality exists. Bank shall use reasonable, lawful efforts to avoid the impact of such law, treaty, rule or regulation. Bank shall use reasonable efforts to convert such Advance to a lawful type of Advance in the event such illegality exists.

(g) Indemnification. If Borrower makes any payment of principal with respect to any Advance on any other date than the last day of an Interest Period applicable thereto or if Borrower fails to borrow any Advance after notice has been given to Bank in accordance herewith, or fails to make any payment of principal or interest in respect of an Advance when due or at the Termination Date or the Maturity Date, Borrower shall reimburse Bank on demand for any resulting loss or expense incurred by Bank, determined in Bank's reasonable opinion, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties. A detailed statement as to the amount of such loss or expense, prepared in good faith and submitted by Bank to Borrower shall be considered binding for all purposes subject to manifest error in computation. Bank shall promptly notify Borrower of any event occurring after the date of this Loan Agreement that entitles Bank to reimbursement pursuant to this Paragraph.

(h) Survival of Obligations. The provisions of Paragraphs (d) and (g) of this
Section 1.3 shall survive the termination of this Loan Agreement and the payment in full of all promissory notes outstanding pursuant hereto. Upon request, Bank shall provide written notice to Borrower at the time of termination of this Loan Agreement of any claims under Paragraphs (d) or (g) hereof which exist to Bank's knowledge at the time of such request.

(i) Prepayment. Borrower may, on any payment due date, upon payment of all accrued interest, fees and other amounts then due and payable to the Bank and upon at least five (5) business days written notice to the Bank, elect to prepay all or part of the principal outstanding balance of the Revolving Loan or the Term Loan, provided, however, that if such prepayment occurs during an Interest Period subject to a LIBOR Rate Advance or any other type of fixed rate of interest, any such prepayment shall be in an amount equal to the sum of (i) the amount of the prepayment; (ii) all accrued interest to the date of such prepayment; (iii) any late charges or charge then due and owing; and (iv) the Prepayment Fee, which shall be equal to the maximum of (i) zero, or (ii) the Net Present Value Adjustment.

The following definitions shall be used for purposes of calculating the Prepayment

(i) Matched Maturity Rate. The rate per annum, determined solely by Bank in the exercise of its commercially reasonably discretion, on the first day of the Interest Period for LIBOR advances, as the rate in which Bank would be able to borrow funds in Money Markets for the amount of such LIBOR Rate advance and with an interest payment frequency and principal repayment schedule equal to such advance and for a term as may be arranged and agreed upon by Borrower and Bank. Such a rate shall include FDIC insurance, reserve requirements and other explicit or implicit costs levied by any regulatory agency. Borrower acknowledges that Bank is under no obligation to actually purchase and/or match funds for the Matched Maturity Rate of all or any portion of this Loan.

(ii) Money Markets. One or more wholesale funding markets available to Bank, including negotiable certificates of deposit, eurodollar deposits, bank notes, fed funds or others.
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(iii) Net Present Value Adjustment. The amount, calculated on any Prepayment
Date, which is derived by subtracting; (i) the principal amount of the Loan or portion of the Loan to be prepaid as of such Prepayment Date, from (ii) the Net Present Value of the Loan or portion of the Loan to be prepaid on such Prepayment Date.

(iv) Prepayment Date. For this Loan, that Business Day the Bank receives from Borrower an unscheduled principal payment amount.

(v) Business Day. The day other than a Saturday, Sunday or Holiday on which banks in the State of Ohio are authorized by law to close.

(vi) Net Present Value. The amount, calculated on any Prepayment Date, which is derived by summing the present values of each prospective payment of principal and interest which, without such full or partial prepayment, could otherwise have been received by Bank over the remaining contractual life of the subject LIBOR Interest Period, if Bank had instead invested the loan proceeds on the Loan Origination Date at the Initial Matched Maturity Rate. The individual discount rate used to value each prospective payment of interest and/or principal shall be the Current Matched Maturity Rate for the maturity matching that of each specific payment of principal and/or interest.

(vii) Initial Matched Maturity Rate. That zero coupon rate calculated on the day any LIBOR advance is requested by Borrower for all or a portion of the Loan, determined solely by Bank, as the rate in which Bank is able to borrow funds in Money Markets for the amount so requested by Borrower and matching the maturity of the Interest Period requested by Borrower. Such rate shall include FDIC insurance, reserve requirements and other explicit or implicit costs levied by any regulatory agency.

(viii) Current Matched Maturity Rate. That zero-coupon rate, calculated on the Prepayment Date, and determined solely by the Bank, as the rate in which the Bank would be able to borrow funds in Money Markets for the prepayment amount matching the maturity for the corresponding Interest Period for a LIBOR Rate advance. Such a rate shall include FDIC insurance, reserve requirements and other explicit or implicit costs levied by any regulatory agency. A separate Current Matched Maturity Rate will be calculated for each prospective interest and/or principal payment date, or for each LIBOR contract outstanding and subject to prepayment.

(ix) Loan Origination Date. The date that the Initial Matched Maturity Rate is accepted and funds are drawn.

In calculating the amount of such a Prepayment Fee, Bank is hereby authorized by Borrower to make such assumptions regarding the source of funding, redeployment of funds and other related matters as Bank may reasonably deem appropriate. If Borrower fails to pay any Prepayment Fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at the default rate (as defined in Section 7 hereof).

Any prepayment of principal shall be accompanied by a payment of interest accrued to date thereon; and said prepayment shall be applied to the principal installments in the inverse order of their maturities.

ADDITIONAL EXTENSIONS OF CREDIT

This Agreement governs all extensions of credit from the Bank to the Company, whether now existing or hereafter arising, either created by the Company alone or together with another or others, primary or secondary, secured or unsecured, absolute or contingent, liquidated or unliquidated, direct or indirect.

REPRESENTATIONS & WARRANTIES

To induce the Bank to enter into this Agreement and to agree to make the Loans, as hereafter defined, to the Company, the Company represents and warrants that;


(A) Corporate Existence. It is a corporation duly existing under the laws of the State of Ohio, is qualified to do business in all states where failure to be so qualified would have a material adverse effect on the Company, and has all requisite power and authority to own its property and carry on its business as now being conducted.

(B) Borrowing Authorization. The execution by the Company and the delivery and performance of this Agreement, the Consolidation Term Note, the Line of Credit Note, and such other notes as many evidence extensions of credit under this Agreement (hereafter collectively referred to as the "Notes"), and other documents (including, without limitation, the Security Agreements, hereafter collectively referred to as the "Loan Documents") executed in connection with the First Term Loan, the Second Term Loan, the Consolidation Term Loan, the Line of Credit or other extensions of credit under this Agreement (hereafter collectively referred to as the "Loans"), have been authorized by all necessary corporate action and will not violate: 1) any provision of law; 2) the Articles of Incorporation or By-laws of the Company; or 3) any agreement binding on the Company.

(C) Financial Statements. Its interim financial statements dated April 30, 1998 (a copy of which have been previously furnished to the Bank) have been prepared in conformity with generally accepted accounting principles consistently applied, and fairly present the financial condition of the Company and its operation as of the date of the statements, and since such date there has been no material adverse change in its financial condition other than as disclosed on Schedule A attached hereto.

(D) Actions Pending. There are no legal actions pending or threatened against or affecting the Company before any court or agency, or any contingent liabilities that are not provided for in the financial statements referred to in subsection
(C) Financial Statements above.

(E) Liens. None of the assets of the Company are subject to any mortgage, pledge, security interest, lien, or other encumbrance except for those noted in the financial statements referred to in subsection (C) Financial Statements.

(F) Environmental Matters. All operations and property of the Company are in full compliance with all federal, state, and local statutes, rules, and regulations relating to air and water pollutants and hazardous waste disposal. There is no judicial or administrative proceeding pending or threatened against or affecting the Company with respect to such environmental matters.

(G) Compliance. The Company is in compliance in all material respects with all statutes, rules, and regulations applicable to it. No default (or event which with notice or lapse of time, or both, would constitute a default) exists under any agreement or instrument for borrowed money to which the Company is a party or pursuant to which any property of the Company is encumbered.

(H) Liabilities. All taxes, assessments, and other liabilities which are due have been paid in full and in a timely manner, except for those taxes and assessments which the Company is contesting in good faith and with respect to which the Company has taken proper steps to perfect its appeal and which have not resulted in liens on the Company's property which materially diminishes the value of the Collateral, as hereafter defined, and delinquent taxes on the Company's real estate in Perry County, Ohio.

(I) Millennium Compliance. Borrower has undertaken a specific plan of action to ensure that its computer hardware, computer software, and all other systems and devices whether in use by the Company or for resale (herein collectively referred to as "Computer Systems") will achieve Millennium Compliance. As used herein, "Millennium Compliance" means that the Computer Systems are capable of the following, before, during and after January 2000: (i) handling date information involving any and all dates before, during and after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (ii) operating, accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any changes in performance; (iii) responding to and processing two digit year input without creating ambiguity as to the century; and (iv) storing and providing date input information without creating any ambiguity as to the century.


COLLATERAL

All Obligations, as hereafter defined, shall be secured by the following (collectively called the "Collateral"):

(A) A first priority security interest in the Company's Accounts Receivable, Inventory, Equipment, Fixtures and Furniture, as such terms are defined in the Security Agreements, now owned or hereafter acquired, their proceeds (cash or non-cash) and any insurance proceeds related thereto-

(B) A first Collateral Assignment of Life Insurance in the amount of $500,000 on the life of Charles T. Sherman-

(C) A first mortgage lien on approximately 505 acres of real property owned by the Company in Perry County, Ohio;

(D) All Obligations shall be cross collateralized and cross defaulted to all existing Bank debt

The Collateral and all documentation with respect thereto shall be in a form satisfactory to the Bank, and the Company agrees to execute any and all documents necessary to assure the protection, perfection, and/or enforcement of the Bank's security interest in the Collateral.

The security interests in the Collateral are to secure the prompt and full payment and complete performance of all Obligations of the Company to the Bank. The word "Obligations" is used in its most comprehensive sense and includes, without limitation, all indebtedness, debts and liabilities (including principal, interest, late charges, collection costs, attorneys' fees and the like) of the Company to the Bank, whether now existing or hereafter arising, either created by the Company alone or together with another or others, primary or secondary, secured or unsecured, absolute or contingent, liquidated or unliquidated, direct or indirect, whether evidenced by note, draft, lease, application for letter of credit or otherwise, and any and all renewals of or substitutes therefor, including all indebtedness owed by the Company to the Bank in connection with the Loans.

COVENANTS

In consideration of the Bank's promise to make the Loans, the Company agrees that, from the date of this Agreement until the Notes are paid in full, it shall:

(A) Financial Statement. Furnish the Bank: 1) a copy of the Company's audited financial statements, prepared in conformity with generally accepted accounting principles applied on a basis consistent with the preceding years by independent certified public accountants acceptable to the Bank within 90 days of the Company's fiscal year end; 2) a copy of its unaudited financial statements, similarly prepared, in a form satisfactory to the Bank within 30 days of the end of each of its fiscal month certified as to accuracy by an executive officer of the Company.

(B) Periodic Reports. Provide the Bank 1) an aging of accounts receivable, a work in process breakdown and the accounts payable aging in a form satisfactory to the Bank within 30 days of the end of each fiscal month of the Company; 2) a calculation of the Borrowing Base, in the form attached hereto as Exhibit C and a "no-default" certification, Exhibit D, signed by an executive officer of the Company within 30 days of the end of each fiscal month of the Company; and 3) other reports and information as the Bank may reasonably request.

(C) Insurance. Maintain insurance on all real and personal property with carriers acceptable to the Bank in an amount sufficient to repay the outstanding balance of all Loans and against hazards and liabilities as is common with other companies in similar situations. The policies shall show the Bank as "name insured" and "loss payee." The Company shall provide the Bank with certificates of insurance or other satisfactory evidence upon request.

(D) Taxes. Pay all taxes, assessments, and other liabilities when due, except for those which are contested in good faith or subject to a payment plan with the taxing authority.

(E) Notice. Give the Bank prompt notice of any: (i) default of this or any other agreement or contract under which the Company is liable; (ii) environmental or labor disputes; (iii) lawsuit filed naming the Company as a defendant; (iv) reportable event under ERISA; or (v) material change in the Company's business prospects or financial condition.

(F) Corporate Existence and Status. Maintain its corporate existence and remain in good standing under the laws of each jurisdiction where the Company is duly qualified to conduct its business.

(G) Maintain of Property. Maintain Company property in good condition and repair, and not commit or permit any action that may impair the value of the property or the Bank's Collateral.

(H) Leverage Ratio. Maintain a leverage ratio, defined as Total Liabilities divided by Tangible Net Worth (as defined below) of not greater than 5.00:1, decreasing to 4.00:1 by December 31, 1998 and decreasing to 3.25:1 by December 31, 1999 and thereafter. As at least $3,000,000.00 of equity is potentially injected into the Company, this ratio shall then not be greater than 2:1 at the fiscal year-end period immediately following the injection, and thereafter.

(I) Cash Flow Coverage Ratio. Maintain a cash flow coverage ratio of at least 1.25x at all times. This ratio will be tested on a quarterly basis based upon the trailing four (4) quarters. "Cash Flow Coverage" ratio shall be calculated as follows:

Net Income + Non-Cash Charges + Interest Expense - Dividends
Current Portion of Long Term Debt + Interest expense

As at least $3,000,000.00 of equity is potentially injected into the Company, this ratio shall then not be less than 1.4x at each fiscal quarter thereafter.

(J) Tangible Net Worth. Not permit its Tangible Net Worth to be less than $1,150,000.00 as of date hereof and increasing to $1,500,000.00 as of December 31, 1998 and $1,800,000.0 by December 31, 1999 and for each fiscal year thereafter. "Tangible Net Worth" shall mean, as of any date, the sum of the Company's total equity, including redeemable common stock, plus debts subordinated to the Bank minus any intangible assets. All financial terms in this Agreement shall have the meanings given them under generally accepted accounting principles. The Tangible Net Worth requirement shall be increased dollar for dollar for each increase in subordinated debt or for proceeds from the sale of Company stock. As at least $3,000,000.00 of equity is potentially injected into the Company, Tangible Net Worth shall then not be less than $4,500,000.00 at the fiscal year-end period immediately following the injection and thereafter.

(K) Indebtedness. Not incur or permit to exist any indebtedness, other than that indebtedness which exists on balance sheet as of date hereof, except: (i) the borrowings evidenced by this Agreement; (ii) favorable short-term unsecured trade credit granted in the ordinary course of business.

(L) Liens. Not create or permit to exist any mortgage, pledge, security interest, or other encumbrance with respect to any assets now owned or hereafter acquired other than that indebtedness which existed on balance sheet as of the date hereof, except for (i) lines created in favor of the Bank hereunder; or
(ii) purchase money interests created in up to $20,000.00 in connection with the acquisition of property acquired after the date of this Agreement which attaches specifically to the property acquired.

(M) Guaranties. Not guaranty any obligation or indemnify any other person or enterprise except for the personal liability from the Company's own officers', directors', or employees' own actions on behalf of the Company.

(N) Merger, Sale or Transfer of Assets. Not be a party to any merger, consolidation, transfer or reorganization without the consent of the Bank (including, but not limited to, the purchase of all or substantially all of the equity or assets of any other enterprise).

(0) Investments. Not invest in, loan, or make advances to any other enterprises, except for (i) obligations of the United States Treasury and agencies thereof,
(ii) commercial paper maturing within one-year and rated "A-I P-I or better," or (iii) Certificates of Deposit of the Bank.

(P) Restricted Payments. Do not declare nor pay any dividend to shareholders or redeem any of the Put Options in the St. Lawrence Press Asset Purchase Agreement unless all financial covenants are in compliance.

(Q) Franklin County Property. The land held in Franklin County will not be held as collateral, but if and when the property is sold, all proceeds must be applied against the Consolidation Term Loan. Said property must remain free of any liens during the term of all Obligations.

(R) Depository Accounts. The Bank shall be the primary depository bank of the Company. A lock box account will be used to handle all of the Company's accounts receivable collections.

(S) Negative Covenants. The Company shall not; 1) change the type or character of its business; or 2) change any executive management personnel without the Bank's prior written consent.

(T) Subordination. All notes/accounts payable due to shareholders shall be subordinated to the Bank. All payments due to the Sellers in the St. Lawrence Press Asset Purchase for Put Options shall be subordinated to the Bank. All subordinated debtors shall sign the Bank's standard subordination agreement.

(U) Waiver. Any variance from these covenants shall be permitted only with the prior written consent and/or waiver of the Bank. Any such waiver shall not preclude the exercise of any power or right under this Agreement by the Bank.

(V) Stock Purchases. Not redeem any of its common stock other than the redemption's provided in the St. Lawrence Press Asset Purchase Agreement and otherwise in accordance with this Agreement.

W) Capital Expenditures. Not make capital expenditures during any fiscal year in excess of $200,000.00.

CLOSING CONDITIONS

The obligation of the Bank to make the Loans is subject to the satisfaction of each of the following conditions:

(A) Resolutions. The Company shall have delivered to the Bank a copy of the resolution of the Company's Board of Directors authorizing the Loans, certified by an executive officer of the Company, and the execution and delivery of this Agreement, the Notes, and such Loan Documents as the Bank deems necessary. Phoenix Management, Ltd. shall have delivered to the Bank a copy of the resolution of a majority of the Percentage Interests, as such term is defined in its Operating Agreement, of its members authorizing the unlimited guaranty of the loans.

(B) Other Documents: Inspection. The Company shall have delivered to the Bank such other documents as the Bank may request prior to the date of this Agreement. The Bank or its designated representative shall have the continuing right to inspect and review all the Company's records, documents, and assets, whether or not directly related to the Obligations or the Collateral.

(C) Default. Before and after giving effect to the loans, no event of default (as defined below) or event which would with the passage of time or the giving of notice mature into an event of default shall have occurred and/or be continuing.

(D) Warranties. Before and after giving effect to the Loans, the representations and warranties noted above shall be true and correct on the date of this Agreement and on the date of each extension of credit under this Agreement.

(E) Fees and Expenses. The Company agrees to pay the Bank a one-time fee of $6,000.00 plus any out-of-pocket expenses incurred by the Bank (including reasonable attorneys' fees, legal expenses, filing fees, etc.) in entering into and closing this Agreement.

EVENTS OF DEFAULT

Upon the occurrence of any of the following events and following five (5) business days prior written notice to the Company, and an additional five (5) business day default cure period, the Bank may declare the Notes due and immediately payable and shall have all rights to realize on the Collateral. To the extent the Maximum Amount on the Line of Credit is not being utilized by the Company, the Bank may upon such declaration of default terminate any unused balance:

(A) Non-payment of principal or interest on the Notes when due and following any applicable notice or cure period; or

(B) Non-payment of principal or interest on any other borrowed money obligation when due or the holder of such obligation declares the obligation due prior to it stated maturity unless the obligation is disputed in good faith; or

(C) Any representation or warranty of the Company in this or any other of the Loan Documents is false; or

(D) The Company violates any covenant or condition of this or any other of the Loan Documents; or

(E) The Company is unable to pay its business debts as they become due or the Company's consolidated financial statement indicates an insolvency or deficit net worth; or

(F) The Company applies for the appointment of a trustee or receiver of any part of the assets of the Company or commences any proceedings relating to the Company under any bankruptcy, reorganization, arrangement insolvency, readjustment of debt, dissolution, or other liquidation law of any jurisdiction; or

(G) Any such application, if filed, or any such proceedings are commenced against the Company, and the Company indicates its approval, consent, or acquiescence; or an order is entered appointing such trustee or receiver, or adjudicating the Company bankrupt or insolvent, or approving the petition in any such proceedings, and such order remains in effect for thirty (30) days; or

(H) A material part of the Company's operations shall cease for a period of thirty (30) days, other than temporary or seasonal cessations which are simultaneously experienced by other companies in the Company's line of business (which, if continued, would not have a material adverse effect on the Company's operations or financial conditions); or

(I) Failure of the Company to provide, either (i) release of the Citibank, N.A. mortgage on the Perry County property, or (ii) affirmative title insurance coverage against the Citibank, N.A. mortgage on the Perry County Property.

(J) If, in the reasonable opinion of the Bank, there has been a material adverse change in the financial affairs or operating condition of the Company, the Guarantors or in the value of the Collateral which, in the reasonable judgment of Bank, materially imperils the Company's ability to repay or secure its obligations to the Bank under this Agreement.

OTHER DOCUMENTATION

The terms hereof requiring (5) day prior written notice and an additional five
(5) day opportunity to cure prior to the Bank's having any right to declare the Notes due and payable, or any right to pursue the Collateral following the occurrence of an event of default, shall also be applicable with respect to any and all events of default specified in any and all other Loan Documents.

LAW/JURISDICTION

This Agreement, the Loans, the Notes and the other Loan Documents shall be deemed made in Ohio, and all the rights and obligations of the parties hereunder shall in all respects be governed by the construed in accordance with the laws of the State of Ohio, including all matters of construction, validity, and performance Without limitation on the ability of the Bank to exercise all its rights as to the Collateral security for any loan or note, or to initiate and prosecute actions for repayment in any applicable jurisdiction, the Bank and the Company agree that any action or proceeding commenced by or on behalf of the parties relating to this Agreement, the Loans, the Notes or the other Loan Documents shall be commenced and maintained exclusively in courts of applicable jurisdiction located in Franklin County, Ohio. This document, in conjunction with the other Loan Documents, memorializes the entire Agreement between parties, and any amendment to this Agreement, may only be made in writing and signed by all parties.

WARRANT OF ATTORNEY

The Company hereby authorizes any attorney-at-law to appear in any court of record in any county in the State of Ohio or wherever the Company may have a place of business, have signed the Notes or can be found, after the Bank declares an event of default and accelerates the balances due under the Notes, to waive the issuance of service of process and confess judgment against the Company in favor of the Bank for the amounts then appearing due, together with the costs of suit, and thereupon to release all errors and waive all rights of appeal and stays of execution; but no such judgment or judgments against the Company shall be a bar to a subsequent judgment or judgments against the Company. The Company agrees and consents that the attorney confessing judgment on behalf of the Company hereunder may also be counsel to the Bank or its affiliates, waives any conflict of interest which might otherwise arise, and consents to the Bank paying such confessing attorney a legal fee or allowing such attorney's fees to be paid from any proceeds of collection of the Notes or Collateral.

JURY WAIVER
THE BANK AND THE COMPANY ACKNOWLEDGE AND AGREE THAT THERE MAY BE A CONSTITUTIONAL RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM, DISPUTE OR LAWSUIT ARISING BETWEEN OR AMONG THEM, BUT THAT SUCH RIGHT MAY BE WAIVED. ACCORDINGLY, THE PARTIES AGREE THAT NOTWITHSTANDING SUCH CONSTITUTIONAL RIGHT, IN THIS COMMERCIAL MATTER THE PARTIES BELIEVE AND AGREE THAT IT SHALL BE IN THEIR BEST INTEREST TO WAIVE SUCH RIGHT, AND, ACCORDINGLY, HEREBY WAIVE SUCH RIGHT TO A JURY TRIAL, AND FURTHER AGREE THAT THE BEST FORUM FOR HEARING ANY CLAIM, DISPUTE OR LAWSUIT, IF ANY, ARISING IN CONNECTION WITH THIS AGREEMENT, ANY LOAN DOCUMENTS OR THE RELATIONSHIP AMONG THE BANK AND THE COMPANY SHALL BE A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY.


WARNING- BY SIGNING THIS PAPER, YOU GIVE UP YOUR RIGHTS TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE OF HIS PART OF COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE. (Sec. 2323.13 O.R.C.)

Accepted this 29 day of June, 1998.
 Borrower PH GROUP, INC.

By: /s/ Charles T. Sherman
    -----------------------------
    Charles T. Sherman, President

Guarantor: PHOENIX MANAGEMENT LTD

By: /s/ Charles T. Sherman
    -----------------------------
    Charles T. Sherman, Member

Guarantor Charles T Sherman Individual

By: /s/ Charles T. Sherman
    -----------------------------
    Charles T. Sherman, Individual



STAR BANK, N.A.


BY: /s/ Karen K. Bigelow
    --------------------------------
    Karen K. Bigelow, Vice President